Exhibit 10.13

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Exclusive License Agreement

Made this 28th day of April, 2010 (the “Effective Date”) by and between Protox Therapeutics Inc., a corporation duly organized and existing under the laws of British Columbia and having its registered office at 1210 - 885 West Georgia Street, Vancouver, BC, Canada (hereinafter called “Protox”) and Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto, Nagano Prefecture, Japan (hereinafter called “Kissei”).

WITNESSETH THAT:

WHEREAS, Protox has developed and is still developing in certain countries including the USA and Canada a certain pharmaceutically active modified protein having its development code number of PRX302 for treatment of benign prostatic hyperplasia (“BPH”), prostate cancer, prostatitis and other prostate diseases and is the owner or licensee of certain patents, patent applications and technical information relating to such modified protein;

WHEREAS, Kissei desires to obtain from Protox an exclusive license with respect to such modified protein under such patents, patent applications and technical information of Protox for the formulation, development, marketing, distribution and sales of the pharmaceutical preparations containing such modified protein as an active ingredient in Japan for the treatment of BPH, prostate cancer, prostatitis and other diseases of the prostate in Japan; and

WHEREAS, Protox is willing to grant such exclusive license to Kissei, under the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties hereby agree as follows:

Article 1.	Definitions

1.01 “1st Indication” shall mean use of the Product for the treatment of Lower Urinary Tract Symptoms caused by BPH.

1.02 “2nd Indication” shall mean use of the Product for the treatment of prostate cancer.

1.03 “3rd Indication” shall mean use of the Product for the treatment of prostatitis or other prostate diseases.

1.04 “Affiliate” shall mean any corporation, firm, partnership or other entity which, whether de jure or de facto, directly or indirectly owns, is owned by or is under common ownership with, a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by controlling or under common control with a party to this Agreement.

1.05 “Authorized Sublicensee” shall mean a sublicensee of Kissei for which all required consents and approvals have been obtained from Protox in accordance with paragraph 2.03.

1.06 “Bulk Product” shall mean bulk Modified Protein and any Excipient.

1.07 “Business Day” means any day other than (i) a Saturday, Sunday, or commercial holiday in either Vancouver, British Columbia or Tokyo, Japan and (ii) corporate-wide holidays of Protox or Kissei.

1.08 “Combination Product” shall mean a Product containing the Modified Protein and another therapeutically active ingredient (i) where the other therapeutically active ingredient is not an Excipient, (ii) where the Modified Protein and other therapeutically active ingredient are co-administered at the same time, and (iii) where such co-administration has been approved by all required regulatory authorities.

1.09 “Control” or “Controlled” shall mean, with respect to any Patent, Technical Information or other intellectual property right, that a party owns a transferable interest or has a license to practice such Patent, Technical Information or other intellectual property right and has the ability to grant the other party access, a license or a sublicense (as applicable) to practice such Patent, Technical Information or other intellectual property right without violating the rights of any Third Party.

1.10 “Data Exclusivity” shall mean a period of exclusivity granted by a regulatory authority during which no Third Party may sell a generic product that competes with a Product.

1.11 “EMEA” shall mean the European Medicines Agency.

1.12 “[*…***…]” shall mean […***…].

1.13 “Excipient” shall mean a substance that is used as a diluent or vehicle for the Modified Protein and is part of the Bulk Product to formulate the Product, including, but not limited to albumin.

1.14 “FDA” shall mean the United States Food and Drug Administration.

1.15 “Field” shall mean any and all pharmaceutical uses in human beings for the treatment, palliation or prevention of BPH, prostate cancer, prostatitis and other prostate diseases.

1.16 “Kissei” shall mean Kissei Pharmaceutical Co., Ltd.

1.17 “Improvement” shall mean any and all Technical Information, patentable or non-patentable, owned, owned jointly or Controlled by either party or its Affiliates which cover any improvement, invention or discovery concerning the Modified Protein, Bulk Product or the Product including, without limitation, new or improved methods of manufacture, formulas, uses, indications, methods of delivery and dosage forms thereof.

1.18 “Major Territory” shall mean the United States, Canada, Germany, Spain, Italy, France or the United Kingdom.

1.19 “Modified Protein” shall mean a modified protein activatable by the prostate-specific antigen (the “PSA”) and covered by the claims in the Patents listed on Schedule 1, including, but not limited to, modified proteins having a development code number at

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Protox as PRX302 and follow-on proteins and peptides of PRX-302 activatable by the PSA.

1.20 “Net Sales” in any royalty reporting period in the Territory shall mean the proceeds of sales by Kissei or its Affiliates or its Authorized Sublicensees to any Third Parties of the Product less [*…***…]. With respect to sales of a Combination Product, the Net Sales of the Product shall be calculated by multiplying the […***…]. For greater certainty, […***…]. For the purposes of calculating Net Sales in this paragraph 1.20, “Product” means […***…].

1.21 “Orphan Drug Designation” shall mean the designation of a Product as an Orphan Medicinal Product by regulatory authorities in the Territory.

1.22 “Patent” or “Patents” shall mean the patents and patent applications relating to the Modified Protein or the Bulk Product or the Product or the manufacture or use thereof, which are owned or Controlled, as of the Effective Date or thereafter by Protox, as listed in Schedule 1 attached hereto. Schedule 1 shall be updated with mutual consent of Protox and Kissei from time to time during the term of this Agreement. Included within this definition of “Patents” are any patents matured into issued patents from the patent applications listed in the Schedule 1 and any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions of such patents and patent applications. For greater certainty, Patents shall include all patents and patent applications owned or Controlled by Protox during the term of this Agreement having at least one Valid Claim that would, but for the license granted to Kissei under this Agreement, be infringed by the manufacture, use or sale of Modified Protein, Bulk Product or Products in the Territory.

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1.23 “Product” shall mean any and all pharmaceutical preparations which contain the Modified Protein, including Excipient, for use in the Field in finished dosage package forms ready for sales to the Third Parties, including, without limitation, Combination Products.

1.24 “Protox” shall mean Protox Therapeutics Inc.

1.25 “Registration” shall mean all technical approvals by any governmental authorities which are required by Kissei or its Authorized Sublicensee to sell the Product in the Territory.

1.26 “Royalty Rate” has the meaning given in paragraph 5.01.

1.27 “Royalty Period” has the meaning given in paragraph 5.01.

1.28 “Technical Information” shall mean all present and future technical information relating to the Modified Protein, the Bulk Product or the Product, including, all biological, toxicological, chemical information, pre-clinical, clinical, pharmacological, pharmacokinetic data, physico-chemical properties, assay, quality control and manufacturing method and data, specifications, and any other information relating thereto and which are owned or Controlled by the party hereto.

1.29 “Territory” shall mean Japan.

1.30 “Third Parties” shall mean any party other than a party to this Agreement and its Affiliates, licensees and any Authorized Sublicensees.

1.31 “Trademark” shall mean the trademark which is selected by Kissei for use in the promotion, marketing, sales and distribution of the Product in the Territory.

1.32 “University Agreements” shall mean the Exclusive License Agreement among UVIDC, The Johns Hopkins University and Protox dated September 30, 2004, and the Exclusive License Agreement among UVIDC, The Johns Hopkins University and Protox dated October 16, 2009.

1.33 “UVIDC” shall mean the University of Victoria Innovation and Development Corporation.

1.34 “Valid Claim” shall mean any claim which is contained in any issued and unexpired Patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

Article 2.	Grant

2.01 Protox hereby grants to Kissei, and Kissei hereby shall have, a sole and exclusive license, with the right to grant multiple tier sublicenses to Authorized Sublicensees, under the Patents to use and develop the Modified Protein, to use and import the Bulk Product and to use, develop, repack, promote, market, distribute, sell, offer to sell and have sold the Product in the Field in the Territory.

2.02 Protox further grants to Kissei, and Kissei hereby shall have, a sole and exclusive license, with the right to grant multiple tier sublicenses to Authorized Sublicensees, to use, practice and exploit the Technical Information of Protox and its Affiliates to use and develop the Modified Protein, to use and import the Bulk Product and to use, develop, repack, promote, market, distribute, sell, offer to sell and have sold the Product in the Field in the Territory.

2.03 Kissei may grant a sublicense of any of its rights under this Agreement to any Third Party provided that such sublicense shall be made only after Protox has obtained such right from UVIDC and The Johns Hopkins University and with the prior written consent of Protox, which shall not be unreasonably withheld or delayed by Protox. Any sublicense granted by Kissei shall be subject to the terms and conditions of this Agreement. Kissei shall provide Protox with a copy of each sublicense agreement within thirty (30) days of entering into it, provided that Kissei may redact key financial terms from such copy. Protox shall obtain the sublicense right for Kissei from UVIDC and The Johns Hopkins University by the completion of the following: [*…***…]. If Protox fails to obtain such consent by such deadline, then Protox shall […***…].

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2.04 After the Effective Date hereof, Protox shall file an exclusive license right registration, including a provisional registration, for the Patent subject to the Japanese Patent law.

Article 3.	Disclosure of Technical Information

3.01 Within thirty (30) days after the Effective Date of this Agreement and from time to time thereafter during the term of this Agreement, Protox shall disclose to Kissei all the relevant Technical Information which Protox or its Affiliates have heretofore developed or acquired or may hereafter develop or acquire during the term of this Agreement, provided that all new material Technical Information shall be disclosed without unreasonable delay. To the extent that Protox grants licenses under the Patents in the Field outside the Territory, Protox shall make commercially reasonable efforts to have its licensees under any such licenses agree to allow Protox to disclose the Technical Information of such licensees to Kissei for use by Kissei and its Authorized Sublicensees at no additional cost and in furtherance of the licenses granted hereunder, provided that Kissei shall reciprocate by allowing Protox to disclose the Technical Information of Kissei to any licensees who so agree for use by such licensee at no additional cost and in furtherance of the licenses granted by Protox to such licensees and their respective sublicensees.

3.02 Kissei shall reimburse Protox for any costs and expenses incurred by Protox traveling to Kissei in accordance with Kissei’s request. Kissei and Protox shall mutually agree upon any costs and expenses for such traveling in advance.

3.03 Kissei shall have the right to use and disclose the Technical Information received from Protox to its Affiliates for the purpose of this Agreement. Furthermore, Kissei shall have the right to disclose the Technical Information received from Protox to its Authorized Sublicensees for the purpose of this Agreement pursuant to paragraph 3.01 hereof.

3.04 From time to time during the term of this Agreement, Kissei shall disclose to Protox all the relevant Technical Information which Kissei, its Affiliates or Authorized Sublicensees have heretofore developed or acquired or may hereafter develop or acquire during the term of this Agreement, provided that all new material Technical Information shall be disclosed without unreasonable delay.

3.05 Protox shall have the right to use and disclose the Technical Information received from Kissei to its Affiliates. Furthermore, Protox shall have the right to disclose the Technical Information received from Kissei to its licensees pursuant to paragraph 3.01 hereof.

Article 4.	Milestone Payments

4.01 In consideration of the rights and licenses granted to Kissei by Protox hereunder, Kissei shall pay to Protox the following non-refundable milestone payments upon occurrence of the following milestones:

	Milestone	Payment (US Dollars)

	1. Execution of this Agreement.		$3,000,000	*
	2. [*…***…].		$5,000,000
Subtotal			$8,000,000

1st Indication	3. Completion of the following:	$	[…***…]
(Lower Urinary Tract Symptoms caused by BPH)	[…***…] […***…].
	4. […***…].	$	[…***…]
	5. […***…].	$	[…***…]
Subtotal		$	[…***…]
2nd Indication (Prostate Cancer)	6. […***…]	$	[…***…]

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[*…***…]
	7. […***…].	$	[…***…]
	8. […***…].	$	[…***…]
Subtotal		$	[…***…]
3rd Indication (Prostatitis or other diseases of the prostate)	9. […***…].	$	[…***…]
	10. […***…].	$	[…***…]
	11. […***…].	$	[…***…]
Subtotal		$	[…***…]
Achievement sales milestones	12. […***…] 13. […***…]	$ $	[…***…] […***…]
Subtotal		$	[…***…]

TOTAL PAYMENTS			$75,000,000

*	Protox and Kissei acknowledge and agree that the initial $3,000,000 milestone payment noted above is in consideration of the rights granted by Protox to Kissei in respect of the 1st Indication.

4.02 The payments specified in paragraph 4.01 shall be made only one time within thirty (30) days of the first occurrence of the event described in paragraph 4.01, regardless

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of how many times such event may be achieved with regard to the Products covered by this Agreement.

4.03 Kissei will decide whether it will pursue each of the 2nd Indication and 3rd Indication at Kissei’s sole discretion and shall promptly notify Protox of any decision not to pursue either or both of the 2nd Indication and 3rd Indication.

4.04 In the event that Kissei discontinues its efforts in respect of a Product for the 1st Indication prior to the launch therefor in the Territory and, instead, starts to work on a Product for the 2nd Indication, any payment made for the abandoned Product for the 1St Indication (except milestone payments 1 and 2) shall be fully creditable towards milestone payments payable for Product for the 2nd Indication. Similarly, if Kissei discontinues its efforts in respect of the Product for the 1st Indication or for the 2” Indication prior to the launch therefor in the Territory and starts to work on a Product for the 3rd Indication, any payment made for the abandoned Product for the 1st Indication or the abandoned Product for the 2nd Indication (except milestone payments 1 and 2) shall be fully creditable towards milestone payments payable for a Product for the 3rd Indication. For greater certainty, payments will not be creditable if Kissei does not abandon the Product for the 1st Indication and/or the Product for the 2nd Indication, as the case may be.

4.05 Kissei shall pay interest to Protox on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement, and that are not disputed amounts, at a rate per annum equal to the lesser of the United States of America prime rate of interest plus two percent (2%), as reported by The Wall Street Journal, or the highest rate permitted by applicable law, compounded annually, and calculated on the number of days such payments are paid after the date such payments are due. For greater certainty, no interest shall be payable on disputed amounts payable hereunder until such dispute has been resolved and the amount is confirmed to be payable.

Article 5.	Royalty

5.01 In consideration of the rights and licenses granted to Kissei validly hereunder, Kissei shall, in addition to the payments as per paragraph 4.01 hereof, pay to Protox, commencing with the first commercial launch of the Product in the Territory, a royalty of [*…***…] percent ([…***…]%) of Net Sales in the Territory (the “Royalty Rate”) until the last to expire of all of the Valid Claims in the Territory or for a period of […***…]

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following the first commercial launch of the Product in the Territory, whichever is longer (the “Royalty Period”). Both parties agree that the Royalty Rate includes any and all royalties which Protox shall pay to Third Parties, UVIDC and The Johns Hopkins University for any rights licensed to Kissei hereunder. For the avoidance of doubt and subject to paragraph 5.05, in no event shall Kissei be obligated or required to pay any royalties, in addition to the Royalty Rate, to Third Parties, UVIDC and the Johns Hopkins University. The Royalty Rate shall be reduced upon occurrence of certain events as follows:

(i)

After expiration of the Royalty Period and provided that there is no further extension granted by virtue of Data Exclusivity for the Product or Combination Product(s) or Orphan Drug Designation in the Territory or generic product for the Product has been launched in the Territory, the Royalty Rate which Kissei owes to Protox at the time shall be reduced to [*…***…] percent ([…***…]%) of Net Sales in the Territory. For greater certainty and for the purposes of this paragraph 5.01, “generic product” shall mean a product which is chemically identical to the Product but is marketed using the chemical makeup of the product or under a trademark other than the Trademark for such Product.

(ii)

After any generic product for the Product launches in the Territory and achieves a […***…]% or greater share of the Product market in […***…], the Royalty Rate which Kissei owes to Protox shall be reduced to […***…] percent ([…***…]%) of Net Sales in the Territory at such time and thereafter. For the purposes of this Agreement, “market share” shall be determined by reference to written evidence of a reliable source.

Protox and Kissei acknowledge that the Royalty Rate in this section was determined considering that Protox shall pay certain royalties to UVIDC and the Johns Hopkins University. Consequently and provided that the Royalty Rate has not been reduced pursuant to paragraph 5.05, in the case that Protox is no longer required to pay the royalties to UVIDC and the Johns Hopkins University, the Royalty Rate shall be reduced by the amount equal to what Protox would have been obliged to pay UVIDC and the Johns Hopkins University, but for the expiry of such royalty obligations.

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5.02 Kissei shall keep, and shall cause its Affiliates and its Authorized Sublicensees to keep, true and correct accounting books relating to the royalty payable to Protox hereunder and shall deliver to Protox the royalty statements within thirty-five (35) days following the close of each calendar quarter during the term of this Agreement for said calendar quarter and shall at the same time pay to Protox the amount of such royalty shown to be due. Such amount shall be paid by US dollars, calculated from the exchange rate posted in The Wall Street Journal published on the last day of such calendar quarter.

5.03 Any income or other tax which Kissei is required to pay or withhold on behalf of Protox with respect to any payments payable to Protox hereunder shall be deducted from the amount of such payments otherwise due, provided, however, that in regard to any such deduction, Kissei shall give Protox such assistance as may reasonably be necessary to enable or assist Protox to claim exemption therefrom and shall, upon request, give Protox proper evidence from time to time as to the payment of the tax.

5.04 Protox shall have the right to have a public and neutral accounting firm of its own selection, except one to whom Kissei may have reasonable objection, and at its own expense, examine the relevant books and records of account of Kissei and its Authorized Sublicensees during reasonable business hours upon reasonable prior written notice to Kissei and not more often than once each calendar year, for not more than five (5) previous years, to determine whether appropriate accounting and payment have been made to Protox hereunder. Protox may exercise such right until the end of one (1) year after termination by Protox or expiration of this Agreement. Said public accounting firm shall treat as confidential, and shall not disclose to Protox, any information other than information which shall be given to Protox pursuant to any provision of this Agreement.

5.05 If [*…***…]; and […***…]; and […***…], then […***…]

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[*…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Kissei and Protox will cooperate and both participate in the negotiation of any license for which Kissei seeks the application of this paragraph 5.05. Neither party shall enter into any such license without the prior written consent of the other, acting reasonably.

Article 6.	Development

6.01 Within […***…] after receipt by Kissei of the Technical Information from Protox pursuant to paragraph 3.01 hereof, Kissei shall provide Protox with its development plan for the Product. The development plan shall comprise the general timetable of the development studies and investigations proposed by Kissei or any of its Affiliates or Authorized Sublicensees to carry out with respect to the Product and also the timetable for the submission of NDA of such Product in the Territory. Such studies and investigations

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shall be directed toward Registration of such Product in the Territory. Within [*…***…] after receipt by Kissei of the Technical Information from Protox pursuant to paragraph 3.01 hereof, both parties will meet or have a video-conference or telephone conference to review the development plan for the Product by Kissei. Protox may give Kissei comments for such development plan and Kissei shall take into account such comments as far as is scientifically and objectively appropriate and reasonable. Such development plan may be modified from time to time by Kissei if such modification is appropriate to the needs of the development but in such event Kissei shall submit such modified development plan to Protox for its review as aforesaid. For the avoidance of doubt, Kissei shall develop the Product in the Territory with its own responsibility with its sole and final discretion.

6.02 Kissei shall provide Protox with an annual development status report on development activities of Kissei and any of its Affiliates and Authorized Licensees for the Product during the immediately preceding twelve (12) month period.

6.03 In the event that Kissei conducts non-clinical studies under GLP or clinical studies under GCP, Kissei shall provide Protox with a draft study protocol or its summary and draft study report or its summary for Protox’s review, and Protox may give Kissei comments thereon within thirty (30) days from the receipt thereof and Kissei shall always take into account such comments from Protox as far as it is scientifically and objectively appropriate and reasonable.

6.04 Kissei shall use its commercially reasonable efforts at its own responsibility and expense to diligently pursue the development of the Product for obtaining the Registration of the Product in the Territory, with the same priority and the same standard of efforts used for its own major products.

6.05 Kissei shall submit to Protox the estimated quantities of the Modified Protein and the Bulk Product necessary for the development of the Product by Kissei, its Affiliates or its Authorized Sublicensees in the Territory. Protox shall supply Kissei with all quantities of the Modified Protein and the Bulk Product at […***…], in such form acceptable to both parties which Kissei requires for conducting any development work for obtaining the Registration of the Product in the Territory and for any other purposes to fulfill the purpose of this Agreement. Both parties will discuss terms and conditions for supply of the Modified Protein and Bulk

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Product for development use in good faith and execute certain supply agreement separately.

6.06 During the development of the Product by Kissei, both parties will meet or have a video-conference or telephone conference as often as reasonably necessary to exchange information on their respective Product development activities, but, in any event, not less than once every twelve (12) months.

6.07 The parties shall, from time to time during the term of this Agreement, discuss progress and development of Products for the 2nd Indication and 3rd Indication. If Protox or its licensee successfully completes Phase III registration trials for a Product for the 2nd Indication or 3rd Indication in a Major Territory, then Protox shall provide written notice of such completion to Kissei. Within 3 months of the date of such notification, Kissei shall notify Protox in writing whether or not it will pursue the development and sale of a Product for such 2nd Indication or 3rd Indication, as the case may be, in the Territory. If Kissei or its Authorized Sublicensee decides not pursue development and sales of such Product, then Protox shall have the right, in its sole discretion, to terminate the licenses granted to Kissei under paragraphs 2.01 and 2.02 with respect to such indication and Protox or its Affiliates or other licensees shall have the right to pursue the development and sale of a Product for such indication in the Territory. Prior to any such termination, Protox shall use commercially reasonable efforts to assist Kissei to find an Authorized Sublicensee to pursue the development and sale of a Product for such 2nd Indication or 3rd Indication in the Territory. If Kissei or its Authorized Sublicensee decides to pursue the development and sale of such Product, Kissei will provide Protox with a copy of its development plan for such Product, the process set out above in this Article 6 shall apply and Kissei or its Authorized Sublicensee shall use commercially reasonable efforts to implement such development plan.

6.08 Protox shall not use and develop the Modified Protein, nor use and import the Bulk Product, nor use, develop, repack, promote, market, distribute, sell, offer to sell have sold the Product outside the Field in the Territory by itself or through its Affiliates or other licensees than Kissei without Kissei’s prior written consent, acting reasonably.

Article 7.	Marketing and Sales

7.01 After receipt by Kissei of the Registration in the Territory, Kissei will start the marketing and sales of the Product in the Territory and use its commercially reasonable efforts at its own expense, consistent with accepted pharmaceutical business practice and legal requirements, to promote, market, distribute and sell the Product with the same standard of efforts used by Kissei in the marketing of its own major products in order to obtain the appropriate sales for the Product.

7.02 The Product shall be sold under the Trademark to be selected by Kissei. Kissei, during the term of this Agreement, shall own and maintain the Trademark as a valid and effective trademark registration within the Territory.

7.03 The design of the package of the Product may be decided by Kissei, provided that Kissei shall provide final package design of the Product as is to Protox beforehand for its review.

Article 8.	Commercial Supply

8.01 Protox shall supply Kissei with, and Kissei shall purchase exclusively from Protox, all of the quantities of the Bulk Product that Kissei and its Affiliates and its Authorized Sublicensees require on a commercial basis for the repacking, marketing, distribution, promotion and sales of the Product in the Territory. The Bulk Product to be supplied shall have quality completely conformed with specifications in the current Registration. On delivery, the Bulk Product shall have at least [*…***…] percent ([…***…]%) of its shelf life.

8.02 The supply price of the Bulk Product for commercial use in the Territory to be delivered by Protox to Kissei as per paragraph 8.01 hereof shall be […***…] percent ([…***…]%) of […***…].

8.03 The details of the supply, manner of payment of the supply price, allocations of risk and all other terms typically contained in a commercial supply agreement will be set out in a commercial supply agreement, which shall be entered into between the parties hereto.

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8.04 Protox shall deliver the Bulk Product together with the certificate of analysis FOB (the airport to be agreed by the parties) and ICC Incoterms 2000 in accordance with the instructions indicated on the order form therefor submitted by Kissei to Protox as per paragraph 8.08 hereof.

8.05 Protox warrants that all of the Bulk Product to be supplied by Protox pursuant to paragraph 8.01 hereof shall conform, upon delivery, with the specifications and quality as set out in the Registration in the Territory or as thereafter modified, taking into account the requirements by the relevant health authorities in the Territory with respect to the Bulk Product.

8.06 In the event that Protox is unable to supply Kissei with the quantity of Bulk Product requested by Kissei for a calendar quarter, in whole or part, as provided in this Agreement, for more than ninety (90) days, Kissei shall have the right to manufacture or engage a Third Party to manufacture such quantities of Bulk Product that Protox is unable to supply. To enable Kissei to manufacture or engage a Third Party to manufacture the Bulk Product, Protox, upon Kissei’s request, shall disclose the information required to manufacture and grant Kissei any and all licenses necessary for Kissei to manufacture the Bulk Product to Kissei, its Affiliate, its Authorized Sublicensee or any Third Party appointed by Kissei with any cost for such disclosure and licenses being borne by Protox, provided that any recipients of such information shall first agree to obligations of confidentiality in respect of such information. In the case that the Modified Protein or Bulk Product is manufactured by contract manufacturers, Protox shall give reasonable assistance to Kissei [*…***…]. For greater certainty, any failure by Protox to supply Bulk Product or Modified Protein under this Agreement shall not give Kissei the right to terminate this Agreement and Kissei shall not be obligated to pay Protox for any such undelivered Bulk Product.

8.07 In the event that any quantity of the Bulk Product supplied by Protox to Kissei hereunder does not comply with such specifications and quality referred to in paragraph 10.02(iii) hereof, Kissei shall have the right to request the replacement thereof by the quantity of the Modified Protein and the Bulk Product specified in the specifications and return to Protox such defective quantity of the Modified Protein and the Bulk Product in question at Protox’s expense.

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In the event that the quality control testing conducted by the parties of any supply of the Bulk Product leads to significant differences of results between Protox and Kissei as to quality, and Kissei decides not to accept such lot of the Bulk Product supplied by Protox, the parties shall endeavor to settle such matter amicably and constructively between themselves. In the event that the parties fail to settle such dispute, the parties shall agree to refer such defective quantity of the Bulk Product to an independent laboratory as agreed upon between the parties for analysis. The results of the independent laboratory shall be final and binding upon the parties. All expenses incurred on such analysis will be borne by the party whose quality control results do not conform to the results of the independent laboratory. In the event that the independent laboratory upholds the results of Kissei relating to the quantity of the Bulk Product being defective, then Protox shall replace at its cost and expense the entire quantity of the Bulk Product as soon as possible.

8.08 At least one hundred and eighty (180) days prior to the beginning of each calendar quarter (January 1, April 1, July 1 and October 1), Kissei shall submit to Protox a written estimate of its requirements for Bulk Product for each of the consecutive four (4) calendar quarters commencing from such calendar quarter. At least ninety (90) days prior to the beginning of each calendar quarter, Kissei shall provide Protox with a firm order for the quantity of Bulk Product that Kissei wishes Protox to ship to Kissei during such calendar quarter. In the event that the quantity of the Bulk Product ordered by Kissei in any calendar quarter exceeds [*…***…] percent ([…***…]%) of the quantity of the Bulk Product in the preceding estimate submitted by Kissei to Protox for such calendar quarter, Protox shall not be obliged, but shall use its commercially reasonable efforts, to supply Kissei with such quantities of the Bulk Product which exceed […***…] percent ([…***…]%).

Article 9.	Quality Control

9.01 Protox shall at all times during the term of this Agreement comply with the regulations concerning the manufacture of the Modified Protein and the Bulk Product, including but not limited to, GLP, ICH guidelines and cGMP, as may be required by the relevant authorities in the Territory. Kissei shall promptly inform Protox of such requirements and changes in such requirements. In compliance with the regulations, Protox acknowledges that its manufacturing facilities for the Modified Protein and the Bulk Product may be inspected by representatives of Kissei, the health (or other relevant) authorities in the Territory or, not more than once in every two (2) calendar years (except

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in the case of major deficiencies by its manufacturer), at the request of Kissei by an independent inspector acceptable to both parties and Protox shall afford such representatives or inspector rights of inspection upon reasonable prior written notice and at reasonable business hours. Any expenses required for the inspection in this section that are not borne by the manufacturer shall be borne by Protox and Kissei equally, provided that Protox shall bear all such costs in the case of major deficiencies by its manufacturer.

9.02 The parties hereto shall enter into a separate agreement with regard to quality control of the Bulk Product and Modified Protein before beginning the commercial supply of the Bulk Product and Modified Protein.

Article 10.	Representations and Warranties

10.01 Protox does not warrant that Kissei can successfully develop, obtain the Registration on, market or sell the Product in the Territory by using and relying upon the Patents and the Technical Information supplied by Protox hereunder.

10.02 Protox represents and warrants that as of the Effective Date:

(i)	It has full right and authority to use the Patents and any Third Party patents as contemplated under this Agreement.

(ii)

It has full right and authority to enter into this Agreement and to grant the license to Kissei as herein described during the term of this Agreement, and this Agreement has been duly authorized and when executed and delivered will become a valid and binding contract of Protox enforceable against Protox during the term of this Agreement.

(iii)	Protox shall make, develop and manufacture the Modified Protein and Bulk Product complying with related laws and regulations including but not limited to [*…***…].

(iv)	Attached hereto as Schedule 1 is a complete and accurate list of all patents and patent applications included within the Patents and Technical Information as of the Effective Date.

(v)	Protox has not granted, transferred or reverted as of the Effective Date, and will not grant, transfer or revert during the term of this Agreement any right, title or

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status to any Third Party in the Territory relating to the Patents or Technical Information which would conflict with the rights granted to Kissei hereunder.

(vi)

to the best of its knowledge, there are no patents or patent rights, trade secrets or other intellectual property rights other than the rights granted herein that are necessary for Kissei to develop, use, offer to sell, sell, have sold and import the Modified Protein, the Bulk Product or the Product under this Agreement. To the best of Protox’s knowledge, the rights granted by Protox hereunder do not infringe any Third Party right in the Territory.

10.03 Kissei represents and warrants that as of the Effective Date:

(i)	It has full right and authority to enter into this Agreement and to accept the license granted as herein described.

(ii)	This Agreement has been duly authorized and when executed and delivered will become a valid and binding contract of Kissei enforceable against Kissei during the term of this Agreement.

(iii)	It has the skills, expertise and resources (financial and otherwise) required to develop, market, sell and commercialize the Product in the Territory.

Article 11.	Intellectual Property

11.01 Ownership of Intellectual Property

(i)

Subject to the terms and conditions set forth in this Agreement, any Improvement made by employees of Kissei or any Affiliates of Kissei and any and all patents and patent applications covering such Improvement shall be owned by Kissei or such Affiliate, and Kissei or its Affiliate shall have the sole right to take any and all steps necessary, consistent with applicable laws, to obtain the entire right, title and interest in, to and under such Improvement and such patents and patent applications worldwide.

(ii)

Subject to the terms and conditions set forth in this Agreement, any Improvement made by employees of Protox or its Affiliates and any and all patents and patent applications covering such Improvement shall be owned by Protox or such Affiliate, and Protox or its Affiliate shall have the sole right to take any and all steps necessary, consistent with applicable laws, to obtain the entire right, title and interest in, to and under such Improvement and such patents and patent applications worldwide.

(iii)

Subject to the terms and conditions set forth in this Agreement, any Improvement made by employees of Kissei and by employees of Protox jointly and any and all patents and patent applications covering such Improvement shall be owned by Kissei and Protox jointly, and Kissei and Protox shall take all steps necessary, consistent with applicable laws, to obtain joint ownership of the entire right, title and interest in, to and under such Improvement and such patents and patent applications worldwide.

11.02 Kissei acknowledges and agrees that it shall have no right, title or interest in or to Protox’s intellectual property except for the licenses expressly set forth in this Agreement. Protox acknowledges and agrees that it shall have no right, title or interest in or to Kissei’s intellectual property except for the licenses expressly set forth in this Agreement. Nothing in this Agreement shall be construed to grant to either party any rights or licenses to any intellectual property of the other party other than the licenses expressly set forth in this Agreement.

11.03 Each party shall grant to the other party an exclusive, fully paid, perpetual license to Improvements owned by that party, with the right to grant sublicenses, for use in the Field. In respect of the exclusive license to Kissei, such license shall be limited to the Territory; and in respect of the exclusive license to Protox, such license shall be limited to outside of the Territory. To the extent that Protox grants licenses under the Patents in the Field outside the Territory, Protox shall make commercially reasonable efforts to have its licensees under any such licenses agree to allow Protox to disclose Improvements of such licensees to Kissei for use by Kissei and its Authorized Sublicensees at no additional cost and in furtherance of the licenses granted hereunder, provided that Kissei shall reciprocate by allowing Protox to disclose the Improvements of Kissei to any licensees who so agree for use by such licensee at no additional cost and in furtherance of the licenses granted by Protox to such licensees and their respective sublicensees.

Article 12.	Patent Prosecution and Enforcement

12.01 Protox shall have full responsibility, including financial responsibility, for filing, prosecuting and maintaining all the Patents in the Territory during the term of this Agreement. If Protox elects to abandon any part of the Patents in the Territory, Protox shall provide written notice of such election to Kissei, and Kissei shall have the right, at its sole discretion, and exercisable within thirty (30) days of its receipt of such notice from

Protox to have such part of the Patents assigned to it and/or assume responsibility, including financial responsibility, for such part of the Patents. Protox shall give reasonable assistance to Kissei to support prosecution and defense of such Patents (excluding financial assistance) should Kissei elect to continue prosecution.

12.02 In the event that a Third Party would attack the validity of any particular Patent in the Territory, then Protox shall at its own discretion promptly take such legal action as is required to defend the validity of such particular Patent and Kissei shall give reasonable assistance (excluding financial assistance) to Protox. Kissei may be represented by counsel of its own selection at its own expense in any such legal action but Protox shall have the right to control the suit and proceeding.

12.03 Kissei shall cooperate with Protox in obtaining any extension of the term of the Patents or any other similar period of exclusivity, which may be available under the laws and regulations in the Territory.

12.04 Each party shall promptly notify the other party of any infringement known to it of any of the Patents or the Technical Information by a Third Party in the Territory and shall provide the other party with any available evidence of such infringement.

Upon reasonable notice of infringement, Protox shall have the opportunity to bring any suit or action for such infringement. If Protox is successful in abating the infringement, then any amount recovered from the infringer, whether by judgment, award, decree or settlement, shall first be applied to reimbursing Protox for the expenses incurred by Protox in bringing such suit or action and the remainder shall be divided proportionately between Protox and Kissei with reference to the relative monetary injury suffered by each by reason of the past infringement. Kissei shall, if requested by Protox and at Protox’s expense, actively assist Protox in the prosecution of such suit or action. In the event that Protox fails or is unwilling for any reason to take action with respect to such infringement within a period of three (3) months following Kissei’s notice thereof, Kissei shall have the right to bring any appropriate suit or action against infringer at the expense of Kissei. If Kissei finds it necessary or desirable for Protox to join as a party plaintiff, Protox shall execute all papers necessary or perform such other acts as may reasonably be required by Kissei. If Kissei is successful in abating the infringement, then any amount recovered from the infringer, whether by judgment, award, decree or settlement, shall first be applied to reimbursing Kissei the amount incurred by Kissei in bringing such suit or action and the remainder, if any, shall be divided proportionately between Kissei and Protox, with reference to the relative monetary injury suffered by each by reason of the past infringement. Protox shall, if requested by Kissei and at the expense of Kissei, actively assist Kissei in the prosecution of such suit or action, including execution of all papers reasonably necessary and performance of such other action as may be reasonably required by Kissei.

12.05 If any complaint alleging infringement of any patent or other proprietary right is made against Kissei or its Authorized Sublicensees, or against Protox, in the Territory, regarding the use of the Patent or Technical Information, the following procedure will be adopted:

(i)	The parties will promptly notify each other on receipt of the complaint and will keep each other fully informed of the actions and positions taken by the complainant; and

(ii)	The parties will confer and agree on a mutually acceptable plan for the conduct of such litigation, provided that:

a.	Protox shall litigate or settle the complaint with its own expense; and

b.	No decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, Kissei, not to be unreasonably withheld.

Article 13.	Confidentiality

13.01 Subject to any other provisions of this Agreement, each party, for itself, its Affiliates, its licensees and its Authorized Sublicensees agrees that it shall, during the term of this Agreement and for a period of five (5) years thereafter or ten (10) years from the Effective Date, whichever is longer, hold in confidence the Technical Information defined as “Confidential Information” hereunder and shall not disclose such Confidential Information to any Third Party nor use such Confidential Information for any purpose other than for the purpose of this Agreement, without first obtaining the other party’s written consent. Confidential Information means any and all Technical Information, except as follows:

(i)	such Technical Information is a part of the public domain prior to the disclosure by the disclosing party to the other party hereunder; or

(ii)	such Technical Information becomes a part of the public domain after the disclosure by the disclosing party to the other party hereunder without any breach of this Agreement; or

(iii)	such Technical Information can be demonstrated to have been independently developed by the receiving party without the use of the disclosing party’s Confidential Information; or

(iv)	such Technical Information is disclosed to the receiving party by a Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent Kissei or Protox, or their respective Affiliates, licensees, sublicensees and Authorized Sublicensees from disclosing such Confidential Information to the extent that (a) such Confidential Information is disclosed in connection with the securing of the necessary governmental authorizations for the marketing of the Product, or (b) such Confidential Information is required to be disclosed by law or for the purpose of complying with governmental regulations, or (c) such Confidential Information is disclosed under an appropriate confidentiality agreement to outside research institutions performing non-clinical studies, clinical studies or other studies on the Modified Protein or the Bulk Product or the Product on behalf of the receiving party, or (d) such Confidential Information is disclosed under an appropriate confidentiality agreement to potential licensees, sublicensees or Authorized Sublicensees or (e) such Confidential Information is disclosed for due performance of this Agreement under an appropriate confidentiality agreement.

In the event that either party wishes to publish any results of clinical, pre-clinical or other studies conducted on the Modified Protein or the Bulk Product or the Product by or on behalf of such party, the party agrees to submit to the other party for its review and written approval sixty (60) days prior to the publication, manuscript or presentation; provided that the other party shall respond with comments within sixty (60) days and provided that such approval is not unreasonably withheld. If the other party does not respond within sixty (60) days of receipt of the publication, manuscript or presentation, such party will be deemed to have given approval for such publication.

13.02 The Confidential Disclosure Agreement between the parties dated September 19, 2009, is hereby terminated and all Confidential Information disclosed by a party thereunder shall be protected by the confidentiality provisions of this Agreement, including, without limitation, this Article 13.

Article 14.	Safety Information

14.01 Prior to the commencement of any clinical trials for any Bulk Product, the parties hereto shall enter into an agreement with regard to the responsibilities of each party to ensure the timely and proper exchange of safety information as to the Modified Protein and the Bulk Product and the Product between the parties hereto.

Article 15.	Term and Termination

15.01 This Agreement shall become effective on the Effective Date and shall, unless sooner terminated by any other provision of this Agreement, remain in full force and effect for as long as Kissei, or its Affiliates or its Authorized Sublicensees, continues to sell or have sold the Product in the Territory.

15.02 Notwithstanding the stipulation in paragraph 15.01 hereof, this Agreement shall terminate upon the occurrence of any of the following itemized events:

(i)

Either party commits a material default or breach of any material term in this Agreement, and the other party gives notice to the party specifying the term or condition which is alleged as the basis of the default. If the defaulting party fails to correct or cure the default within sixty (60) days after receipt of said notice, this Agreement may be terminated by the non-defaulting party by the giving of a final notice of termination to the defaulting party. The parties may mutually agree to extend the time period for the defaulting party to correct or cure the default; or

(ii)

Either party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, insolvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if either party proposes a written agreement of composition or extension of its debts, or if either party shall be served with an involuntary petition against it, filed in any insolvency proceeding and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if either party shall propose or be a party to any dissolution or liquidation, or if either party shall make an assignment for the benefit of creditors; or

(iii)

Kissei decides, at its sole discretion, to cease development or marketing of the Modified Protein and the Product in the Territory and provides written notice to Protox thereof, provided that if such termination is after commercial launch of the Product, Kissei shall provide six (6) months prior written notice of such decision to terminate this Agreement to allow Protox to find a new partner in the Territory.

15.03 Upon the termination of this Agreement for the reason of the fact of default or breach by Kissei under paragraph 15.02(i), for the reason of any event described in paragraph 15.02(ii) occurring in relation to Kissei, or if Kissei terminates the Agreement pursuant to paragraph 15.02(iii), Kissei shall return to Protox any documents that embody the Technical Information of Protox, without delay, including copies, excerpts and the like as disclosed by Protox under this Agreement. Further, Kissei shall assign to Protox the Trademark registration for the Product stipulated in paragraph 7.02.

15.04 Upon the termination of this Agreement for the reason of the fact of default or breach by Kissei under paragraph 15.02(i), for the reason of any event described in paragraph 15.02(ii) occurring in relation to Kissei, or if Kissei terminates the Agreement pursuant to paragraph 15.02(iii), Kissei shall notify Protox as to the amount of the Bulk Product and the Product Kissei and its Affiliates and Authorized Sublicenses then have on hand, the sale of which would, but for the termination, be subject to royalty, and, if they so wish, Kissei, its Affiliates and its Authorized Sublicensees shall thereupon be permitted to sell that amount of the Bulk Product and the Product, provided that Kissei shall pay the royalty due thereon to Protox.

15.05 Termination of this Agreement for any reason shall be without prejudice to:

(i)	the obligations of confidentiality provided for in Article 13 hereof;

(ii)	Protox’s right to receive all payments of the royalties accrued under Article 5 hereof (except in the event of a Protox default or breach);

(iii)

Protox’s right of inspecting books and account of Kissei, its Affiliates and its Authorized Sublicensees relative to the calculation of royalty payments for the Royalty Period and thereafter occurring prior to the date of termination; provided, however, that in the event of a Protox default or breach, the right to inspect Kissei’s books and account shall only exist for one (1) year after the date of termination, and in such case all audit rights under this Agreement shall expire on the date which is one (1) year after the date of termination;

(iv)	the obligations of indemnification provided for in paragraph 21.01 and 21.02;

(v)	the obligations of Kissei to provide Protox as per paragraph 3.04 hereof with the Technical Information of Kissei obtained before the termination of this Agreement; and

(vi)	any other remedies which either party may then or thereafter have hereunder or otherwise (except in the event of a Protox default or breach).

15.06 Upon the termination of this Agreement for the reason of the fact of default or breach by Kissei under paragraph 15.02(i), for the reason of any event described in paragraph 15.02(ii) occurring in relation to Kissei, or if Kissei terminates the Agreement pursuant to paragraph 15.02(iii), Kissei shall, and shall cause its Affiliates and its Authorized Sublicensees to provide Protox and/or its Affiliates and/or any Third Party appointed by Protox (hereinafter referred to as the “Transferee”) with reasonable assistance, excluding financial assistance, in the transfer, to the extent permissible under the laws or regulations of the Territory, to the Transferee of the marketing approvals and Registration or any other authorization, approval or license which Kissei, its Affiliates or its Authorized Sublicensees have with respect to the Product in the Territory. Such assistance shall include, among others, an authorization by Kissei or its Affiliate or its Authorized Sublicensees given to the Transferee to access the marketing approvals and Registration filed by Kissei or its Affiliates or its Authorized Sublicensees with the competent health authorities with respect to the Product in the Territory, the provision by Kissei, if necessary, to the Transferee of the Technical Information of Kissei and such other acts which the Transferee may reasonably request Kissei in order to transfer the marketing approvals and Registration with respect to the Product in the Territory. In addition, in the event of any such termination described above, Kissei will transfer to Protox all material, documents and the Technical Information of Kissei related to the Product, and Kissei hereby grants to Protox a paid-up, perpetual, exclusive, world-wide license to use such Technical Information and Improvements of Kissei to make, use, sell, offer for sale, commercialize and develop the Products.

15.07 Upon the termination of this Agreement for the reason of the fact of default or breach by Protox under paragraph 15.02(i), or for the reason of any event described in paragraph 15.02(ii) occurring in relation to Protox, Protox shall return to Kissei any documents that embody the Technical Information of Kissei, without delay, including copies, excerpts and the like as disclosed by Kissei under this Agreement.

15.08 If (a) Protox commits a material default or breach of any material term in this Agreement, (b) Kissei gives notice to Protox specifying the term or condition which is alleged as the basis of the default, (c) Protox fails to correct or cure the default within sixty (60) days after receipt of said notice, (d) Kissei obtains an award of damages against Protox arising from such default pursuant to Article 18 (the “Award”), (e) Kissei elects not to terminate this Agreement under paragraph 15.02(i) pursuant to such default, and (f) Protox does not pay such damages within ninety (90) days of the date of the Award, then Kissei may, in its sole discretion and for so long as the Award remains unpaid reduce the Royalty Rate to [*…***…]. In such case Protox shall disclose to Kissei the […***…]. The amounts withheld from Protox by Kissei under this paragraph 15.08 shall be credited to the Award until the Award has been so paid in full. Upon full payment of the Award, the foregoing Royalty Rate reduction shall end and Kissei shall resume full royalty payments to Protox under this Agreement.

15.09 Upon the termination of this Agreement for the reason of any event described in paragraph 15.02(ii) occurring in relation to Protox, Protox shall assist Kissei to obtain a direct license with Third Parties that own Third Party patents and any Patents in order for Kissei to make, develop, use, manufacture, have manufactured, import, market, sell, offer for sale the Modified Protein, the Bulk Product and the Product in the Territory. In addition, Protox shall transfer to Kissei copies of all material, documented Technical Information of Protox related to the Modified Proteins and the Bulk Product and trademark registered by Protox and Protox hereby grants to Kissei a paid-up, perpetual, exclusive license to use such Technical Information of Protox and trademark registered by Protox to make, develop, use, manufacture, have manufactured, import, market, sell, offer for sale the Modified Proteins, the Bulk Product and the Product in the Territory.

Article 16.	Announcement

16.01 No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party, which approval shall not be unreasonably withheld, and agreement upon the nature and text of

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such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

Article 17.	Governing Law

17.01 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, the United States of America, excluding its choice of law rules and excluding all and any provisions of the United Nations Convention on Contracts for the International Sale of Goods.

Article 18.	Dispute Resolution

18.01 Within seven (7) Business Days of either party becoming aware of any dispute relating in any manner to this Agreement or the terms hereof, it shall prepare and submit to the Chief Executive Officer or such other senior manager as may be nominated from time to time for such purpose (“CEOs”) of each of the parties a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position. The other party shall within seven (7) Business Days of receipt of the memorandum or statement prepare and submit to CEOs a memorandum or statement setting out like particulars on its own behalf and the CEOs shall consider the dispute in the light of those statements.

18.02 If the CEOs agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise powers available to them to procure that the agreed terms are fully and promptly carried into effect. If the dispute is not resolved or disposed of in accordance with this Article 18, within thirty (30) days of compliance with the above-mentioned agreed terms, or if either party shall fail to comply with the terms of paragraph 18.2, either party may proceed by notice in writing request arbitration in accordance with the provisions of paragraph 18.03.

18.03 Any dispute arising out of or in connection with this Agreement that is not resolved in accordance with paragraphs 18.01 and 18.02, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in the States of New York, the United States of America, in accordance with the Arbitration Rules of the American Arbitration Association (“AAA Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this paragraph 18.03. The Tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the AAA. The language of the arbitration shall be English. The foregoing arbitration provision shall not prevent either party from seeking injunctive relief in respect of matters arising under Article 13 of this Agreement.

Article 19.	Notices

19.01 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid airmail or cable or telex or e-mail addressed to the other party at the address listed below:

For Protox:	President or CEO
Protox Therapeutics Inc.
1210-885 West Georgia Street
Vancouver, BC, Canada
Tel: +1 604 689-0194
Fax: +1 604 688-0173

For Kissei:	Senior Director, Business Development and Licensing
Kissei Pharmaceutical Co., Ltd.
1-8-9, Nihonbashi-muromachi,
Tyuo-ku, Tokyo, Japan
Tel: +81 3 3279 2307
Fax: +81 3 3279 2541

Either party may notify the other party of a different address to receive the other party’s notices.

Article 20.	Force Majeure

20.01 Neither party shall be liable for any failure to perform as required by this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such party, such as requisition or interference by any government, state or local authorities, war, strikes or other labor disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, diseases, or other such occurrences.

20.02 If and when any party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

20.03 Either party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, to the extent possible, inform the other party immediately, and shall use its commercially reasonable efforts to overcome the effect of the Force Majeure.

Article 21.	Indemnification and Insurance

21.01 Protox shall defend, indemnify and hold Kissei, its Affiliate and Authorized Sublicensees and all the officers, directors, trustees, students, agents and employees, thereof (the “Kissei Indemnified Parties”) harmless against all liabilities, damages, losses, costs, or expenses (including but not limited to all associated legal fees and expenses actually incurred) resulting from any Third Party claim made or suit brought against the Kissei Indemnified Parties, to the extent the same is arising from the exercise of Kissei’s rights and obligations under this Agreement, including without limitation any damages, losses, consequential or otherwise, arising in any manner from:

(i)

breach of its representations and warranties stipulated in paragraph 10.02 and other material breach of any term of this Agreement on the part of Protox or its Affiliates or licensees or any of its or their officers, directors, or employees (including without limitation any express representation or warranty made herein),

(ii)

the negligence, recklessness, or willful misconduct or fraud on the part of Protox or its Affiliates or licensees or any of its or their officers, directors, or employees in the performance of this Agreement,

(iii)

any product liability claim related to the Modified Protein and the Bulk Product and attributable to the conduct of Protox, its Affiliates or licensees, which is made prior to the Effective Date or during the term of this Agreement in and outside the Territory,

(iv)

any product liability claim related to the Product developed, distributed or sold by Kissei during the term of this Agreement in the Territory, which is resulting from the Modified Protein and the Bulk Product provided by Protox hereunder, or

(v)

any clinical studies and marketing activities conducted by or on behalf of Protox or its Affiliates or its licensees prior to the Effective Date and during the term of this Agreement in or outside the Territory.

However, Protox shall not be required to indemnify the Kissei Indemnified Parties to the extent that any such claims arose out of or resulting from the breach, negligence, recklessness or willful misconduct or fraud of the Kissei Indemnified Parties.

21.02 Kissei shall defend, indemnify and hold Protox and its Affiliates, and their respective licensors and all the officers, directors, trustees, students, agents and employees thereof (the “Protox Indemnified Parties”) harmless against all liabilities, damages, losses, costs, or expenses (including but not limited to all associated legal fees and expenses actually incurred) resulting from any Third Party claim made or suit brought against the Protox Indemnified Parties, to the extent the same is arising from the exercise of Protox’s rights and obligations under this Agreement, including without limitation any damages, losses, consequential or otherwise, arising in any manner from:

(i)

breach of its representations and warranties stipulated in paragraph 10.03 and other material breach of any term of this Agreement on the part of Kissei or its Affiliates or its Authorized Sublicensees or any of its or their officers, directors, or employees (including without limitation any express representation or warranty made herein),

(ii)

the negligence, recklessness, or willful misconduct or fraud on the part of Kissei or its Affiliates or its Authorized Sublicensees or any of its or their officers, directors, or employees in the performance of this Agreement,

(iii)

any product liability claim related to the Product developed, distributed and sold by Kissei during the term of this Agreement in the Territory, which claim is not resulting from the Modified Protein and the Bulk Product provided by Protox hereunder, or

(iv)	any clinical studies and marketing activities conducted by or on behalf of Kissei or its Affiliates or its Authorized Sublicensees during the term of this Agreement in the Territory.

However, Kissei shall not be required to indemnify the Protox Indemnified Parties to the extent that any such claims arose out of or resulting from the breach, negligence, recklessness or willful misconduct or fraud of the Protox Indemnified Parties.

21.03 Both parties will procure and maintain adequate insurance in order to be able to cover claims under this Agreement in the Territory, including, without limitation, product liability insurance in the minimum amount of five million dollars ($5,000,000) per claim. Upon request, each Party shall provide proof of adequate coverage to the other party.

Article 22.	Limitation of Liability and Disclaimer of Warranty.

22.01 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON BREACH OF WARRANTY OR CONDITION, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE BUT ARE NOT LIMITED TO LOSS OF PROFITS AND LOSS OF SAVING OR REVENUE.

22.02 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM USAGE OF TRADE OR COURSE OF DEALING, RELATING TO PRODUCT OR OTHER PRODUCT OR SERVICE PROVIDED BY EITHER PARTY TO THE OTHER HEREUNDER.

Article 23.	The University Agreements

23.01 The parties understand that the terms and conditions of the University Agreements are incorporated by reference into this Agreement on the Effective Date. Protox shall not amend, in any manner, any terms and conditions of the University Agreements in a manner that adversely affects Kissei without the prior written consent of Kissei, which shall not be unreasonably withheld or delayed by Kissei.

23.02 The parties understand that UVIDC and The Johns Hopkins University and their Affiliates and the inventors named in the University Agreements shall be third party beneficiaries to this Agreement (but, for greater certainty, shall not be parties to this Agreement), and shall indirectly have or acquire any rights resulting from the performance of the obligations of Kissei herein, with no reciprocal obligation on UVIDC, The John Hopkins University, their Affiliates or the inventors named in the University Agreements to Kissei and its Affiliates or Authorized Sublicensees.

23.03 Kissei shall not use the name of UVIDC, The University of Victoria, The Johns Hopkins University or The Johns Hopkins Health System or any of its constitutive parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of the inventors named in the University Agreements in any advertising, promotional, sales literature or fundraising documents without the prior written consent from an authorized representative of such third parties.

Article 24.	Non-assignability

24.01 This Agreement is personal to the parties hereto and shall not be assignable to any Third Party by either party without the prior written consent of the other party except that this Agreement shall be assignable without consent in the event of a sale of all or substantially all of the assets to which this Agreement relates.

Article 25.	Currency

25.01 All references to currency, dollar or $ are deemed to mean lawful money of the United States.

Article 26.	Original Text

26.01 This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the parties hereto.

Article 27.	Entire Agreement

27.01 This Agreement, including the Schedules attached hereto, shall constitute the entire agreement between the parties hereto concerning the subject matter hereof and shall supersede and replace any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the parties in writing.

Article 28.	Reparability and Applicable Laws

28.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

28.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule or law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule or law.

28.03 Each of the parties shall comply with all applicable laws, rules and regulations in exercising their rights and discharging their duties under this Agreement.

Article 29.	Counterparts

29.01 This Agreement may be executed by the parties hereto in separate counterparts and by facsimile transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the date and year first above written.

Protox Therapeutics Inc.

By:	/s/ Fahar Merchant
Fahar Merchant
President and Chief Executive Officer

By:	/s/ Frank Holler
Frank Holler
Chairman, Board of Directors

Kissei Pharmaceutical Co., Ltd.

By:	/s/ Mutsuo Kanzawa
Mutsuo Kanzawa
President and Chief Executive Officer

Schedule 1

The Patents

1.	“Method of treating or preventing benign prostatic hyperplasia using modified pore-forming proteins” (BPH)

US Provisional Application No. 60/690,269	Filed June 14, 2005
PCT/CA2006/000971	Filed June 14, 2006
WO 2006/133553	Published Dec. 21, 2006

In Japan; Patent / Application No. 2008-516088 (Pending)

2.	“Proaerolysin containing protease activation sequences and methods of use for treatment of prostate cancer” (Prostate Cancer)

US Provisional Application No. 60/314,613	Filed Aug. 24, 2001
PCT/US02/27061	Filed Aug. 23, 2002
WO 03/018611	Published Mar. 6, 2003

In Japan; Patent No. 4319908

3.	“Method and composition for treating prostatitis” (Prostatitis)

US Provisional Application No. 61/122,709	Filed Dec. 15, 2008
PCT — not yet assigned	Filed Dec. 15, 2009

As of the Effective Date, this patent has not entered national phase.

4.	Patent application to cover [*…***…].

* ***Confidential Treatment Requested